                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the use of our report dated January 26, 1998, with respect to the consolidated financial statements of BENCHMARQ Microelectronics, Inc. included in this Annual Report (Form 10-K) of Unitrode Corporation.

     We also consent to the incorporation by reference in the Registration Statements of Unitrode Corporation on Form S-8 (File Nos. 33-12353, 33-54542, 33-54544, 333-00107, 333-35339, 333-60733 and 333-68251) and Form S-3 (File No.
333-17123) and related prospectuses of our report dated January 26, 1998, with respect to the consolidated financial statements of BENCHMARQ Microelectronics, Inc. included in this Annual Report (Form 10-K) of Unitrode Corporation.

                                            /s/ Ernst & Young LLP

Dallas, Texas
April 21, 1999